True Nature
HOLDINGS, INC.

Wednesday, May 18, 2016

Shawn Hodges
Innovation Compounding, Inc.
6095 Pine Mountain Rd. NW Suite 108
Kennesaw, GA 30152

Re: Letter of Intent

Dear Shawn:

We have been discussing with you the proposed acquisition of the operating business of **Innovation Compounding, Inc.** (the "Company" or "Seller") by True Nature Holding, Inc., (the "Buyer"), through a mutually acceptable transaction. This letter sets forth the understanding in principle of Buyer and Seller with respect to the material terms of such proposed acquisition (the "Proposed Transaction").

1. **Proposed Transaction:**

a) Acquisition of the Operating Business. Other than certain Excluded Assets (defined below), Buyer proposes to acquire (i) 100% of Seller's business assets, including but not limited to inventory, accounts receivable, all existing formulations, licenses (to the extent that they are transferable), customer accounts and lists, real estate leases, store furniture, fixtures and equipment, certain operational contracts as determined by Buyer, Seller's telephone numbers and other general intangible assets used in connection with its business, or at our option (ii) 100% of the outstanding shares of Seller's stock, which stock is owned 100% by Shawn Hodges ("Shareholder"). Buyer proposes to buy the assets or stock for a purchase price that would follow this formula:

i) We would propose $250,000 to be paid in cash at closing, plus 500,000 shares of True Nature Holding, Inc. for the acquisition of the business as described above, plus another 500,000 shares of True Nature Holding, Inc. for the product portfolio and intellectual property, such as proprietary formulations. If the market value of the shares at closing is less than $3,000,000 (based on the OTCQB opening price on the day of closing, or if the closing occurs after the closing price is set that day, then based on the closing price that day, and if there is neither an opening or closing price applicable to the closing day, then based on the last most recent closing price), then the number of shares will be increased in whole shares to the point necessary to make the stock portion of the purchase price be at least $3,000,000.

ii) Buyer will assume only those current liabilities (excluding short-term indebtedness and accrued interest and dividends), set forth on the Company's balance sheet as of the date of closing and incurred in the ordinary course of business. Buyer will not assume any unusual current liabilities such as unpaid annual bonuses, amounts owed to the current shareholders in any form, accrued but unpaid income taxes, accrued but unpaid legal or other professional fees, or trade payables which are not current.

The proposed Purchase Price represents a total enterprise value and therefore assumes all indebtedness (including notes owed to shareholders) incurred by the Company is repaid by the Seller upon the closing of the transaction. In addition, Buyer will not assume any guarantees of indebtedness, nor any interest, penalties, and premium accrued on indebtedness as of the closing. Accordingly, the Company will be transferred to Buyer free and clear of all liens, charges, encumbrances, and other interests of third parties.

The "Excluded Assets" include cash, bank accounts, corporate records, the real estate commonly known as 6095 Pine Mountain Road NW, Suite 108, Kennesaw, GA 30152 (the "Premises"), company vehicles, insurance policies and all rights thereunder, personnel records (to the extent applicable law requires Seller to retain), claims for refunds of taxes and other governmental charges, security deposits, all rights in connection with any employee plans, and all rights of Seller under the Definitive Acquisition Agreement and other documents to affect the Proposed Transaction.

b) Employment. We will offer you a role as Chief Operating Officer of True Nature Holding, Inc. You will report directly to True Nature's president and CEO. Your employment contract will also include the following terms:

i) 500,000 stock options in True Nature Holding, Inc., which vest equally at the end of each contract year for 3 years (each option to have a term of at least 10 years and an exercise price no greater than the fair market value of the underlying stock at the time of the grant);

ii) base salary of $250,000 per annum; the salary in year one will be $150,000 cash and $100,000 in stock compensation; the cash component will increase by $50,000 per year (with the stock component decreasing by $50,000 per year); and the stock component will be paid to you in full at the beginning of each contract year;

iii) annual bonus $100,000 (adjusted pro rata equal to the percentage of each performance measure achieved) based half on achieving management objectives and half based on financial performance, such measures to be set out in the employment agreement to be signed at closing;

iv) minimum term of 3 years with your option to extend the term each year for another year, with either party being able to terminate the agreement with or without cause (as defined in the agreement), but if we terminate without cause, or if you terminate for cause, then we will pay you a severance equal to the greater of (A) continuing your base salary (with combinations of cash and stock as described above, if applicable) payments through the end of the then current term or (B) six months of your then current base salary; and

v) you will work from the Premises or at another location as determined by us but which will be no further than 30 miles from the Premises.

In addition, you will have a seat on the board of True Nature Holdings, Inc. for so long as you are a shareholder or, if earlier, until you resign as a director. While you are employed with us, you will not receive any compensation for being a director, but the company will pay or reimburse you for any board expenses that you incur.

c) Team Incentive. We will offer employment to Seller's current employees on terms comparable to their current employment. In addition, we will allocate 100,000 shares of True Nature Holding, Inc. to be awarded to your team. These shares will be restricted and will vest equally over three years. You will be able to determine who on your team will be offered these grants and how they will be allocated among your team.

d) Leasing. The Proposed Transaction will include Buyer leasing the Premises from Seller pursuant to a written, triple-net lease for a term of 6 months with successive 6-month extension options, and with initial monthly market base rent to be agreed in the lease exhibit to the Definitive Acquisition Agreement, such lease to include other terms and conditions as is customary and as are agreed to by the parties.

2. **Other Terms and Conditions.** Additional terms and conditions of the Proposed Transaction include the following:

a) Definitive Acquisition Agreement. Except as provided in Section 5 below, the obligations of the Buyer and Seller are contingent upon the negotiation, execution and delivery of a definitive agreement, satisfactory to the Buyer and Seller (the "Definitive Acquisition Agreement"). The initial draft of the Definitive Acquisition Agreement shall (1) be prepared by Buyer's counsel, (2) contain provisions for, among other things, representations, warranties, indemnities, and disclosures from Buyer and Seller as are normal, customary, and appropriate in transactions of the type and size proposed herein and as are satisfactory to the Buyer and Seller including, among other things, the financial condition, results of operations, business prospects, and other matters of the Seller and the assets and liabilities of the Seller that Buyer will be acquiring and assuming, and (3) include as exhibits all key agreements that will be signed at closing, including but not limited to your employment agreement (the initial draft of which will be prepared by Buyer's counsel), the lease for the Premises (the initial draft of which lease will be prepared by Seller's counsel), and the non-compete agreement (which may be included in the body of the Definitive Acquisition Agreement or, if separate, will be initially drafted by Buyer's counsel).

b) Due Diligence. Due diligence has already begun. Seller will have until June 20, 2016 (the "Due Diligence Deadline") to complete its due diligence for the Proposed Transaction. Seller has delivered to Buyer copies of the financial statements for the Seller for the past two fiscal years ended 12/31/15 and will deliver interim financial statements for the period concluding the last day of the month in which the transaction closes together with an officer's certificate as to their accuracy.

c) Contingencies. The proposed transaction is contingent on the following: (A) approval of the Shareholders and principals of the Seller, (B) approval of Buyer's Board of Directors, which will be deemed given upon (i) signing of the Definitive Acquisition Agreement or, if later (ii) if Seller does not receive written notice of the Board's disapproval by the Due Diligence Deadline, (C) Buyer's satisfaction with its due diligence review, which condition will be deemed satisfied if Buyer does not terminate the Proposed Transaction in writing received by Seller by the Due Diligence Deadline, and (D) approval of any regulatory bodies with whom the Seller has reporting, or licensing, requirements, to the extent that applicable law requires such approval for Buyer's acquisition of Seller's assets or Shareholder's stock in Seller.

d) Non-Compete. The Seller will enter into a non-compete agreement as is normal, customary, and appropriate in transactions of the type and size proposed herein to the extent agreeable by Seller.

e) Closing. Buyer will use its best efforts to close the transaction by June 30, 2016, after which time the Sellers and the Company shall no longer be bound by the exclusivity clause and may solicit, negotiate or accept other offers to sell the stock or assets of the Company.

3. **Exclusivity Clause**. For $50,000 ("Exclusivity Fee") paid concurrently with this letter of intent, the Company and the Shareholders will cease immediately all negotiations with all persons or entities other than the Buyer for the acquisition of the capital stock or the assets of the Company (other than the sale of inventory in the ordinary course of business) or any merger or other business combination of the Company with or into a third party. The Company and its Shareholders will also refrain from, directly or through agents, the solicitation, discussion, negotiation, acceptance or entering into any offer, agreement or arrangement with any party other than the Buyer relating to any competing transaction. If the Definitive Acquisition Agreement has not been executed by the Seller and the Buyer by June 30, 2016, then this provision will have no further force or effect. If the Proposed Transaction closes, then the Exclusivity Fee will be applied toward the cash portion of the purchase price otherwise due at closing. If the Proposed Transaction is terminated, Seller retains the Exclusivity Fee unless there is a material negative finding during due diligence, notice of which is received by Seller in writing before the Due Diligence Deadline, in which case the Fee will be refunded to the Buyer.

4. **Standstill Agreement.** Until closing of the transactions contemplated by this Letter of Intent (or, if earlier, upon termination of the Proposed Transaction), the Company will, and the Sellers will cause the Company to: (i) conduct its business in the ordinary course in a manner consistent with past custom and practice; (ii) pay all accounts payable, purchase inventory, and collect all accounts receivable in the ordinary course of business consistent with past custom and practice; (iii) use reasonable efforts to maintain its business and employees, customers, assets, and operations as an ongoing business and in accordance with past custom and practice; (iv) not sell, transfer, or otherwise dispose of any of the capital stock of the Company or subsidiaries or issue capital stock of the Company or any subsidiaries; (v) not pay any dividend, without notifying Buyer, or make any similar distribution or redeem, purchase, or otherwise acquire, directly or indirectly, any of the Company's or any subsidiaries' capital stock; (vi) not sell, transfer, or otherwise dispose, without notifying Buyer, of any of the tangible or intangible assets of the Company or any subsidiary (other than the sales of inventory in the normal course of business); (vii) not grant any increase in the compensation or benefits of any employee or officer of the Company or any subsidiary (other than in the ordinary course of business in accordance with past practice); and (viii) not enter into any transaction with any affiliate of the Company (including, without limitations, the Sellers). Furthermore, during the period described in the first sentence of this paragraph, Seller will not acquire any capital assets (including equipment) without prior notice and approval of Buyer; and upon such acquisition, the purchase price for the Proposed Transaction will be increased in the amount equal to Seller's cost for the asset.

5. **Securities Laws.** The Company and the Shareholders acknowledge that they are aware that the securities laws of the United States prohibit any person who has material, non-public information concerning the Buyer or its affiliates intentions set forth in this letter from purchasing or selling securities of Buyer in reliance upon such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities of Buyer or its affiliated in reliance upon such information.

6. **Information and Access**. The Seller will afford, and will cause its independent certified public accountants to afford, to the Buyer and its accountants, counsel, agents and other authorized representatives, during normal business hours and without interruption of Seller's business, access to its business and affairs at Buyer's sole cost. The foregoing investigations will be subject to the condition of confidentiality and the Buyer, its agents and employees involved in such due diligence investigations will be bound accordingly.

7. **Confidentiality**. Each of the parties hereto agrees that they will not use, or permit the use of, any of the information relating to the Sellers, the Buyer or the Company respectively furnished to each other in connection with this Letter of Intent, the Definitive Purchase Agreement or the Proposed Transaction ("Confidential Information"), except publicly available or freely usable material as otherwise obtained from another source, in a manner or for a purpose detrimental to the Sellers or the Buyer or otherwise than in connection with this letter, the agreement and the transactions contemplated hereby and thereby. None of the parties hereto will, and each party will cause its directors, officers, employees, agents and representatives not to, disclose, divulge, provide or make accessible any of the Confidential Information to any person or entity, other than their responsible officers, employees, advisors or attorneys or otherwise as required by law or regulation.

8. **Publicity**. No announcements regarding the Proposed Transaction will be made by either party unless mutually approved by Buyer and Seller in advance. The Seller and the Buyer agree that Buyer will control the text of and the issuance of any public press releases or statements regarding the Proposed Transaction after (and only after) Buyer acquires Seller.

9. **Brokers or Finders**. The Seller and Buyer represent to each other that there are no brokers or finders in this transaction and no broker or finder fees will be paid to any party.

10. **Expenses**. Each of the parties hereto will bear its respective expenses in connection with preparing for and consummating the transactions contemplated by this letter and neither the Seller nor its Shareholders on the one hand nor the Buyer on the other, will be liable to any other party for their expenses, damages or losses, if any, in the event that the Definitive Acquisition Agreement is never executed, regardless of the reasons therefor. Notwithstanding this provision the Buyer and the Seller Shareholders will be fully liable for a violation of Sections 5, 6 or 7 hereof.

11. **Not Binding**. This Letter of Intent does not constitute a binding contract between the parties thereto and is intended only as an expression of their intent with respect to working together to try in good faith to negotiate a Definitive Acquisition Agreement for the sale of the Business that is consistent with the terms expressed in this Letter of Intent. However, the provisions of Sections 3, 4, 5, 6, 7, 8, 10 and 11 will be binding on the parties hereto.

12. **Governing Law**. This Agreement and the Definitive Acquisition Agreement will be governed by the laws of the State of Georgia, without regard to conflict of law principles.

13. **Assignment**. This agreement may be assigned by Buyer to another corporate entity which it controls at any time without further approval of the Seller.

If the foregoing correctly sets forth our understanding, please sign all copies of this Letter of Intent where indicated below and return at least one copy to the undersigned.

True Nature
HOLDINGS, INC.

Very truly yours,

Stephen Keaveney
CEO – True Nature Holding, Inc.

Confirmed and agreed to:

Innovation Compounding, Inc.

By: ______________________
Shawn Hodges, President

Date: 5/20/16